Coty Inc. Announces Executive Leadership Change

NEW YORK, Sept. 29, 2014 -- Coty Inc. (NYSE: COTY) today announced that Chief Executive Officer Michele Scannavini has stepped down from his role at the company for personal reasons and resigned from Coty’s Board of Directors. Coty’s Chairman Bart Becht will become interim CEO, working with Coty’s Executive Committee to ensure a smooth transition and oversee major decisions at the company. The company intends to commence a search process for Mr. Scannavini’s permanent successor immediately. Mr. Becht will remain as Chairman of the company once a permanent successor has been appointed.

“I want to thank Michele for his many contributions during his career at Coty,” said Mr. Becht. “Michele has been a material part and key contributor to Coty’s success over the past decade. We would like to thank him in particular for taking Coty public through a listing on the New York Stock Exchange and developing a clear strategy for Coty’s future. We will miss Michele’s professionalism and humanity; we wish him the very best as he moves on to the next phase of his career.”

Mr. Becht joined the Coty Board of Directors as Chairman in 2011. From 1999 to 2011, he served as chief executive officer of Reckitt Benckiser plc, a leading global consumer goods company in the field of household cleaning and health and personal care. Mr. Becht also held a variety of marketing, sales and finance positions at The Procter & Gamble Company. He earned a Masters of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Arts in Economics from the University of Groningen in the Netherlands.

Mr. Becht added, “Coty is a great company and leader in the Global Beauty industry thanks to its extraordinary group of talented employees and strong portfolio of category-leading brands. It is also a company that is well positioned to extend its leadership in the Beauty industry in a way that drives shareholder value over the long term. To achieve both, the Board intends to put in place a permanent CEO who will further accelerate Coty’s progress towards its stated strategic priorities of growing Coty’s power brands across the globe and implementing its global efficiency plans. We believe both a clear focus on and execution of these priorities should help drive both profitable growth and shareholder value. ”

“I feel honored to have led Coty through an important chapter of its history and proud to have contributed to the success of the Company over the last 12 years,” said Mr. Scannavini. “It has been an extremely rewarding adventure, developing great brands and leading a group of exceptionally talented and passionate people. I wish Coty and my long-time colleagues the brightest future and many more years of success.”

The Coty CFO, Patrice de Talhouët, will be hosting a brief conference call for analysts and investors today at 9:30 AM ET to discuss the announcement. The dial-in number for the call is (888) 802-8577 domestically and (973) 935-8754 internationally (conference passcode number: 12338177). There will be a 48-hour replay period for this call.

About Coty

Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2014. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty's product offerings include such power brands as adidas, Calvin Klein, Chloe, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

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